U.S. SECURITIES AND EXCHANGE COMMISSION





                         WASHINGTON, DC 20549





                             FORM 12b-25





                     NOTIFICATION OF LATE FILING

                             (Check One):





[X] Form 10K   [ ] Form 20F   [ ] Form 11K   [ ] Form 10Q   [ ] Form
                               N-SAR





 For Period Ended: November 30, 2011





                  [ ] Transition Report on Form 10-K

                  [ ] Transition Report on Form 20-F

                  [ ] Transition Report on Form 11-K

                  [ ] Transition Report on Form 10-Q

                  [ ] Transition Report on Form N-SAR





For the Transition Period Ended:





Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.



Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.



If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



Not applicable.




______________________________________________________________________________



PART I - REGISTRANT INFORMATION


______________________________________________________________________________



Full Name of Registrant:   IMOGO MOBILE TECHNOLOGIES CORP.




Former Name if Applicable:   Monza Ventures Inc.



Address of Principal Executive

Office (Street and Number):        15831 8th Avenue NE,




City, State and Zip Code:          Shoreline, WA 98155




______________________________________________________________________________



PART II - RULES 12b-25(b) and (c)


______________________________________________________________________________


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule
12b-25(b), the following should be completed. (Check box if appropriate)



[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;


[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date;or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and



[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c)has been attached if applicable.




______________________________________________________________________________



PART III - NARRATIVE


______________________________________________________________________________



State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q or N-SAR or the transition report or portion thereof could not be filed within the prescribed period.



Management deems additional time necessary in order to ensure full and complete and accurate disclosure.




______________________________________________________________________________



PART IV - OTHER INFORMATION


_____________________________________________________________________________



(1) Name and telephone number of person to contact in regard to this notification: Stewart Irvine (206) 458-7018


..




(2) Have all other period reports required under section 13 or 15(d) of the

    Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports(s) been filed? If the answer is no, identify report(s).



    [X] Yes [ ] No.





(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?



    [ ] Yes [X] No



    If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




______________________________________________________________________________





                     Imogo Mobile Technologies Inc.

             ___________________________________________

             (Name of Registrant as Specified in Charter)



has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.







     Date: February 28, 2012                           By: /s/ Stewart Irvine


________________________________

                                                       Stewart Irvine,
                                                       President/Chief

                                                       Executive
                                                       Officer





INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature.



If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.



                              ATTENTION



Intentional misstatements or omissions of fact constitute Federal
Criminal Violations (See 18 U.S.C. 1001)